Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
High/Low Coupon Callable Yield Notes due November 21, 2013 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF	$25,000	$3.41
Filed pursuant to Rule 424(b)(8)/Rule 424(b)(2)
Registration Statement No. 333-180300-03
November 26, 2012
Pricing Supplement Addendum No. 1* dated November 26, 2012
To the Pricing Supplement No. U748 dated November 16, 2012,
Underlying Supplement dated March 23, 2012, Product Supplement No. U-I dated March 23, 2012
Prospectus Supplement dated March 23, 2012
and Prospectus dated March 23, 2012

Financial Products	High/Low Coupon Callable Yield Notes due November 21, 2013 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the Market Vectors Gold Miners ETF

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP:	22546TK67

Public Offering Price per Note:	$1,000.00

Principal Amount of Notes:	$25,000.00

Principal Amount per Note:	$1,000.00

Trade Date:	November 16, 2012

Settlement Date:	November 21, 2012

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	$977.50 per $1,000 principal amount of Notes

Underwriting Discount and Commission:
We or one of our affiliates will pay $22.50 per $1,000 principal amount of securities in connection with the distribution of the securities, for total underwriting discounts and commissions of $562.50 In addition, an affiliate of ours may pay referral fees of up to $7.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of accompanying pricing supplement.

* This addendum #1 supplements Pricing Supplement No. U748 dated November 16, 2012 and the Principal Amount of Notes set forth above represents an amount in addition to the initial issuance of $474,000, for a total Principal Amount of $499,000.

You may lose some or all of your principal if you invest in the Notes. Investing in the securities involves a number of risks. See “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.  The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse